EXHIBIT 3.2

BYLAWS

Of

ELEKTOR INDUSTRIES INC.

ARTICLE I

OFFICES

The principal office of Elektor Industries Inc., a Wyoming corporation (the “Corporation”), shall be located either within or without Wyoming, as the Board of Directors of the Corporation (the “Board”) may designate from time to time. The Corporation may have such other offices either within or without the state of incorporation as the Board may designate or as the business of the Corporation may require.

The registered office of the Corporation in the Articles of Incorporation (as amended or amended and restated, the “Articles”) need not be identical with the principal office of the Corporation.

ARTICLE II

SHAREHOLDERS

Section 2.1 Annual Meeting. The annual meeting of the shareholders shall be held each year on a date and at a time and place to be determined by resolution of the Board, for the purpose of electing directors and for the purpose of voting upon such matters as properly may come before the meeting in accordance with these Bylaws. The nomination (which shall be conducted at the annual meeting) of persons for election to the Board shall be considered an integral part of the purpose of electing directors at the annual meeting. If the election of directors shall not be held on the day designated for the annual meeting of the shareholders, or at any adjournment thereof, the Board shall cause the election to be held at a special meeting of the shareholders.

Section 2.2 Special Meetings. Special meetings of the shareholders for any purpose, unless otherwise provided for by statute, may be called by the Board. The Board shall call a special meeting upon receipt by the Corporation’s Secretary of one or more written demands of the holders of twenty-five percent (25%) of all the votes entitled to be cast at the proposed special meeting, signed and dated, by such holders, either manually or in facsimile, and setting forth the purposes for which it is to be held; provided, however, that the Board has the discretion to require that the issues for which a special meeting is demanded by shareholders holding twenty-five percent (25%) of the votes entitled to be cast at the proposed special meeting be considered instead at the next annual meeting if the demand for the special meeting is made within 180 days of the next annual meeting. If a purpose of a special meeting is to elect directors to the Board, the nomination (which shall be conducted at the special meeting) of persons for election to the Board shall be considered an integral part of the purpose of electing directors at the special meeting.

Section 2.3 Place of Meeting. The Board may designate any place, either within or without Wyoming, as the place of meeting for any annual or special meeting. If no designation is made, the place of meeting shall be the registered office of the Corporation in Wyoming.

Section 2.4 Notice of Meeting. The Corporation shall deliver written notice of any annual or special meeting of the shareholders, stating the place, day and hour of the meeting, no fewer than ten (10) and no more than sixty (60) days before the meeting date. A notice of a special meeting, if demanded by the holders of at least twenty-five percent (25%) of all the votes entitled to be cast at the special meeting, shall state the purpose or purposes for which that meeting is called, and that notice shall be delivered, only by the Corporation, and then only if the requirements of Section 2.12 have been satisfied, not more than sixty (60) days before the special meeting date. Additionally, the period of time between the Corporation’s receipt of a special meeting demand, and the sending of notice thereof (if the requirements of Section 2.12 have been satisfied), shall be sufficient to allow the proper operation of Section 2.12. If an annual or special meeting is adjourned to a different time or place, notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before adjournment; provided however, notice of the adjourned meeting shall be given to persons who are shareholders as of any new record date that is fixed with respect to the adjournment.

Except for a shareholder proposal which has been properly brought before an annual or special meeting pursuant to Section 2.12, no proposal that is not within the purpose or purposes specifically described in the notice of a meeting of shareholders, whether an annual or a special meeting, shall be conducted at the meeting, nor shall any action be taken by the shareholders on any other matter unless it is specifically described as a purpose in the notice for the meeting.

Section 2.5 Fixing of Record Date. For the purpose of determining the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, entitled to demand a special shareholders’ meeting, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board may fix in advance a date (the “Record Date”) for any such determination of shareholders, which date shall be not more than 60 days prior to the date on which the particular action requiring such determination of shareholders is to be taken. If no Record Date is fixed by the Board, the Record Date for any such purpose shall be ten (10) days before the date of such meeting or action. The Record Date determined for the purpose of ascertaining the shareholders entitled to notice of or to vote at a meeting may not be less than ten (10) days prior to the meeting.

When a Record Date has been determined for the purpose of a meeting, the determination shall apply to any adjournment thereof, except the original Record Date shall only be effective with respect to an adjournment or adjournments held within one hundred twenty (120) days after the date fixed at the original meeting.

Section 2.6 Quorum.

(a)

A majority of the votes entitled to be cast on a matter represented in person or by proxy shall constitute a quorum at a meeting of shareholders with respect to such matters. If less than a quorum of the outstanding shares are represented at a meeting, such meeting may be adjourned without further notice for a period which may be determined at the time such meeting is adjourned. At such adjourned meeting, at which a quorum shall be present, any business may be transacted which might have been transacted at the original meeting. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting, and for any adjournment of that meeting unless a new record date is or shall be set for that adjourned meeting.

(b)	Shareholders present or represented by proxy at an annual or special meeting at which a quorum is not present may take only the following actions:

(i)	Ratify or reject the independent auditors selected by the Board.

(ii)	With the consent of the officer presiding at the meeting, receive or hear any reports on the affairs of the Corporation that may be presented.

(iii)	Within the constraints of the time allowed on the agenda, ask questions concerning the affairs of the Corporation of any officer or Board member present.

(iv)

Adjourn or recess the meeting to allow time to assemble a quorum, but the shareholders may not adjourn or recess to a different city and the total of all the adjournments and recesses may not exceed two business days without the consent of the Board.

(v)

If a quorum is not present, the shareholders may adjourn the meeting without an appointed date for resumption, provided the motion to adjourn without an appointed date for resumption shall not be in order until at least two hours have passed since the time specified for the start of the meeting and the time at which the meeting was called to order.

(c)

If an annual meeting is adjourned without an appointed date for resumption without achieving a quorum, the requirement of the Wyoming Business Corporation Act section 17-16-701 (or its successor provision) shall have been satisfied. The Board may call a second annual meeting to take the place of the one adjourned without a quorum, but the Board is not obligated to do so.

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(d)

If a special meeting is adjourned without an appointed date for resumption without achieving a quorum, or without achieving the quorum necessary to consider completely the purpose or purposes for which the meeting was called, the Board may call another special meeting, but is not obligated to do so. The remedy of a shareholder aggrieved by a failure of the Board to call another special meeting shall be to follow the procedures necessary to demand that a new special meeting be called.

(e)

If different quorums are required for different purposes at a meeting, the absence of a quorum on one purpose shall not affect the ability of the shareholders at the meeting to act on other purposes where a quorum is present.

Section 2.7 Voting of Shares. Each outstanding share of common stock entitled to vote shall be entitled to one vote upon each matter submitted to a vote at a meeting of shareholders.

Section 2.8 Proxies. At all meetings of shareholders, a shareholder may vote by proxy executed, either manually or in facsimile, by the shareholder or by his duly authorized attorney-in-fact. Such appointment of a proxy shall be filed with the Secretary of the Corporation before or at the time of the meeting. No appointment of a proxy shall be valid after 11 months from the date of its execution, unless a longer period is expressly provided in the appointment form. The proxies named in the Corporation’s proxy statement shall have discretionary authority to vote at all meetings of shareholders as provided Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as that rule is currently in effect or as it subsequently may be amended or superseded.

Section 2.9 Voting of Shares by Certain Holders. Shares standing in the name of another corporation may be voted by agent or proxy as the bylaws of such corporation may prescribe or, in the absence of such provision, as the board of directors of such corporation may determine as evidenced by a duly certified copy of either the bylaws or corporate resolution.

Neither treasury shares, shares of its own stock held by the Corporation in a fiduciary capacity nor shares held by another corporation, if the majority of the shares entitled to vote for the election of directors of such other corporation is held by the Corporation (except to the extent permitted by the Articles and Wyoming law), shall be voted at any meeting or counted in determining the total number of outstanding shares at any given time.

Shares held by an administrator, executor, guardian or conservator may be voted by such fiduciary, either in person or by proxy, without a transfer of such shares into the name of such fiduciary. Shares standing in the name of a trustee may be voted by such trustee, either in person or by proxy, but no trustee shall be entitled to vote shares held by a trustee without a transfer of the shares into such trust.

Shares standing in the name of a receiver may be voted by such receiver and shares held by or under the control of a receiver may be voted by such receiver, without the transfer thereof into the name of such receiver if authority so to do is contained in an appropriate order of the court by which the receiver was appointed.

A shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred on the books of the Corporation into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.

Section 2.10 Cumulative Voting. Cumulative voting shall not be permitted in the election of directors, unless otherwise provided by the Articles and the Wyoming Business Corporation Act.

Section 2.11 Inspectors and Shareholder Lists.

Inspectors. The Board may, in advance of any meeting of shareholders, appoint one or more inspectors to act at such meeting or any adjournment thereof. If the inspectors shall not be so appointed or if any of them shall fail to appear or act, the chairman of the meeting may appoint inspectors. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors shall determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, the validity and effect of proxies and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result and do such acts as are proper to conduct the election or vote with fairness to all shareholders. On request of the chairman of the meeting or any shareholder entitled to vote thereat, the inspectors shall make a report in writing of any challenge, request or matter determined by them and shall execute a certificate of any fact found by them.

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Shareholder Lists.

(a)

Access to the list of shareholders shall be restricted to a period beginning two days after the date of the notice of the shareholders’ meeting for which the list was prepared, or 10 days before the date of the meeting, whichever is less.

(b)	The Board may deny to shareholders the right to copy the list of shareholders before the meeting, provided that:

(i)

Arrangements are made for an independent firm to provide to shareholders any information any shareholder wants to send them relative to the matters to be considered at the meeting, provided the shareholder pays for the mailing and provides the material in a timely fashion;

(ii)	The list is made available at the shareholder’s expense to any shareholder at or after the meeting who is bringing a legal challenge to the right of any other shareholder to vote at the meeting; and.

(iii)

The list is available for inspection (but not copying) as provided by (a) above, and at the meeting. The making of handwritten copies by the shareholder or his attorney of the names and addresses of individual shareholders shall not be construed as copying within the meaning of subsection (a).

(c)	The Board may take any other steps it deems reasonable or necessary to prevent the use of its shareholder lists for purposes not related to issues under consideration at a shareholder meeting.

Section 2.12 Advance Notice Requirement for Shareholder Proposals. For any matter to be considered as a proper purpose for consideration by the shareholders at an annual or special meeting, which is not specifically stated as a purpose in the Corporation’s notice of the meeting (such other matter referred to in this section as a “Shareholder Proposal”), each of the conditions set forth below must be satisfied. For purposes of this Section 2.12 (and Article II in general), a proposal to nominate persons for election to the Board shall be deemed to constitute a Shareholder Proposal.

The following conditions also shall apply to any motion which the requesting shareholder intends to make from the floor of the meeting to nominate a person for election to the Board, where such person has not been included as a director candidate in the Corporation’s notice of the meeting.

(a)

At least 90 calendar days, but no earlier than 120 calendar days, before the date of the meeting of the Corporation’s shareholders, the requesting shareholder shall give written notice to the Secretary of the Corporation, providing:

(i)	a brief description of the Shareholder Proposal which the shareholder wishes to present to the meeting;

(ii)	the reason why the Shareholder Proposal is sought to be presented at the meeting;

(iii)	a statement of any material interest which the requesting shareholder or its beneficial owners have in the Shareholder Proposal;

(iv)

as to the requesting shareholder giving the notice and the beneficial owner, if any, on whose behalf the Shareholder Proposal to nominate or another Shareholder Proposal is made, a statement of (1) the requesting shareholder’s and such beneficial owner’s name and address, (2) the number of shares of the Corporation owned of record or beneficially by the requesting shareholder and such beneficial owner, (3) the name of each nominee holder of shares owned beneficially but not of record by the requesting shareholder and the number of shares of stock held by each such nominee holder, and (4) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of the requesting shareholder with respect to stock of the Corporation and whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of the requesting shareholder, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk of stock price changes for, such shareholder or to increase or decrease the voting power or pecuniary or economic interest of the requesting shareholder with respect to stock of the Corporation;

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(v)	a description of all agreements, arrangements or understandings between the requesting shareholder and any other person or persons (including their names) in connection with the Shareholder Proposal;

(vi)

a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination and a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends to solicit proxies from other shareholders in support of such nomination; and

(vii)	the text of any amendment to the Articles, or these Bylaws, which would be part of the Shareholder Proposal.

(b)

Notwithstanding a requesting shareholder’s compliance with the provisions of paragraph (a) above, a Shareholder Proposal shall not be deemed properly presented to the meeting if the full Board, by majority vote, determines that allowing the Shareholder Proposal to be considered by the shareholders at the meeting would be prohibited by the Articles, other provisions of these Bylaws then in effect, Wyoming law, or federal securities laws.

ARTICLE III

BOARD OF DIRECTORS

Section 3.1 General Powers. The Board shall manage and direct the business and affairs of the Corporation in such manner as it sees fit. Directors shall discharge their duties in such capacity in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner reasonably believed to be in or at least not opposed to the best interests of the Corporation. For the purposes of the preceding sentence, a director, in determining what is reasonably believed to be in or not opposed to the best interests of the Corporation, shall consider the interests of the Corporation’s shareholders, and at the director’s discretion may consider the interests of the Corporation’s employees, suppliers, creditors and customers, the economy of the state and nation, the impact of any action upon the communities in or near which the Corporation’s facilities or operations are located, the long- term interests of the Corporation and its shareholders, including the possibility that those interests may be best served by the continued independence of the Corporation and any other factors relevant to preserving public or community interests. In addition to the powers and authorities expressly conferred upon it, the Board may do all lawful acts which are not directed to be done by the shareholders by statute, by the Articles or by these Bylaws.

Section 3.2 Number, Tenure and Qualifications. The number of directors of the Corporation shall be five (5), provided that the number may be increased or decreased from time to time by an amendment to these Bylaws or by resolution adopted by the Board. Subject to the provision in the Articles for a staggered Board, each director shall hold office until the third succeeding annual meeting of shareholders and until a successor director has been elected and qualified, or until the death, resignation or removal of such director. The term of each independent director (as defined in the rules and regulations of the Nasdaq Stock Market (or other stock exchange or market on which the Corporation’s Securities are traded) and the Securities and Exchange Commission) shall be two terms, unless the Chairman of the Board specifically recommends and the full Board approves additional terms for such independent director. Directors need not be residents of Wyoming or shareholders of the Corporation.

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Section 3.3 Regular Meetings. A regular meeting of the Board shall be held, without other notice than this Bylaw, immediately after and at the same place as an annual meeting of shareholders. The Board may provide, by resolution, the time and place, either within or without the state of incorporation, for the holding of additional regular meetings, without other notice than such resolution.

Section 3.4 Special Meetings. Special meetings of the Board may be called by or at the request of the Chief Executive Officer, President or any two directors and such special meetings may be called for any place, either within or without Wyoming.

Section 3.5 Telephonic Meetings. Members of the Board and committees thereof may participate and be deemed present at a meeting by means of conference telephone or any other means of communications equipment by which all persons participating may communicate with each other during the meeting.

Section 3.6 Notice. Notice of any special meeting of the Board shall be given by telephone, e-mail, facsimile or written notice sent by mail. Notice shall be delivered at least two days prior to the meeting if the meeting is called by or at the request of the President or Chairman of the Board if given by telephone or by written notice. Written or telephonic notice of a meeting called by two directors shall be delivered personally or by mail to each director at such director’s business or home address at least five days prior to the meeting. Notice of any special meeting of the Board shall include an agenda of the items to be considered at a special meeting.

If notice of a directors’ meeting is given by mail or e-mail, such notice shall be deemed to be delivered when deposited in the United States mail so addressed with postage thereon prepaid or at the time sent such e-mail is sent.

Any director may waive notice of any meeting and, except as provided in the following sentence, such waver shall be in writing, signed either manually or in facsimile, and filed with the minutes or corporate records. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.

Section 3.7 Quorum. A majority of the total membership of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, but if a quorum shall not be present at any meeting or adjournment thereof, a majority of the directors present may adjourn the meeting without further notice.

Section 3.8 Action by Consent of All Directors. Any action required to be taken, or which may be taken at a meeting of the Board may be taken without a meeting, if the action is taken by all members of the Board, evidenced by one or more written consents describing the action taken, signed, either manually or in facsimile, by each director, and included in the minutes or filed with the corporate records reflecting the action taken. Actions taken by written unanimous consent are effective when the last director signs the consent, unless the consent specifies a different effective date.

Section 3.9 Manner of Acting. The act of a majority of the directors present at a meeting at which a quorum is present shall be an act of the Board.

The order of business at any regular or special meeting of the Board shall be:

1.	Record of those present.

2.	Secretary’s proof of notice of meeting, if notice is not waived.

3.	Reading and disposal of unapproved minutes, if any.

4.	Reports of officer.

5.	Unfinished business, if any.

6.	New business.

7.	Adjournment.

Section 3.10 Vacancies. Any vacancy occurring in the Board by reason of an increase in the number of directors specified in these Bylaws, or for any other reason, may be filled by the affirmative vote of a majority of the directors voting on such matter at a duly convened meeting, or in the event that the directors remaining in office constitute fewer than a quorum of the Board, by the affirmative vote of a majority of all directors remaining in office.

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Section 3.11 Compensation. By resolution of the Board, the directors may be paid their expenses, if any, for attendance at each meeting of the Board and may be paid a fixed sum for attendance at each meeting of the Board and a stated salary or retainer or other compensation as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor or from receiving compensation for any extraordinary or unusual services as a director.

Section 3.12 Presumption of Assent. A director of the Corporation who is present at a meeting of the Board at which action on any corporate matter is taken shall be deemed to have assented to an action taken at such meeting unless the director objects at the beginning of the meeting or promptly upon arrival to holding the meeting or transacting business at the meeting; the dissent of such director is entered in the minutes of the meeting; or the director delivers written notice of such dissent or abstention to the presiding officer of the meeting before its adjournment or to the Corporation immediately after adjournment of the meeting. Such right to dissent is not available to a director who voted in favor of such action.

Section 3.13 Executive or Other Committees. The Board, by resolution adopted by the greater of a majority of the directors in office when the action is taken or the number of directors required by the Articles or Bylaws to take action under Wyoming Statute Section 17-16-824, may create one or more committees and appoint members of the Board to serve on them. Each committee shall have one (1) or more members who serve at the pleasure of the Board. Any committee designated as an executive committee may exercise the authority of the Board under Wyoming Statute Section 17-16-801, and shall have all of the authority of the Board, but unless specifically authorized by the Board no such committee shall have the authority of the Board in reference to authorizing distributions, approving or proposing to shareholders action that the Wyoming Business Corporation Act requires be approved by shareholders, filling vacancies on the Board or any of its committees, amending the Articles pursuant to Wyoming Statute Section 17-16-1002, adopting, amending or repealing the Bylaws, a plan of merger not requiring shareholder approval, authorizing or approving a reacquisition of shares (except according to a formula method prescribed by the Board), or determining the designation and relative rights, preferences and limitations of a class or series of shares (except that the Board may authorize a committee or a senior executive officer of the Corporation to do so within limits specifically prescribed by the Board). The designation of such committees and the delegation thereto of authority shall not operate to relieve the Board, or any member thereof, of any responsibility imposed by law.

Any action required to be taken, or which may be taken at a meeting of a committee designated in accordance with this Section of the Bylaws, may be taken without a meeting, if the action is taken by all members of the Committee, evidenced by one or more written consents, setting forth the action so taken, signed either manually or in facsimile, by each Committee member and filed with the Corporation records reflecting the transaction. Such action by written consent of all entitled to vote shall have the same force and effect as a unanimous vote of such persons.

Section 3.14 Resignation of Officers or Directors. Any director or officer may resign at any time by submitting a resignation in writing. Such resignation takes effect from the time of its receipt by the Corporation unless a date or time is fixed in the resignation, in which case it will take effect from that time. Acceptance of the resignation shall not be required to make it effective.

Section 3.15 Removal. A director may be removed by shareholders, with or without cause pursuant to the Articles, at a duly convened meeting called for the purpose of such removal. The notice for any meeting at which it is proposed that a director be removed must specifically state that such is a purpose of the meeting.

ARTICLE IV

OFFICERS

Section 4.1 Number. The officers of the Corporation shall be a Chief Executive Officer, President, a Secretary and a Treasurer. All of the preceding shall be executive officers and shall be elected by the Board. One or more Vice Presidents or other C-level executives shall be executive officers if the Board so determines by resolution. Such other officers may be appointed and removed in accordance with Article IV, Section 4.11, hereof. Any two or more offices may be held by the same person.

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Section 4.2 Election and Term of Office. The executive officers of the Corporation shall be elected annually by the Board at its first meeting held after each annual meeting of the shareholders or at a convenient time soon thereafter. Each executive officer shall hold office until the resignation of such officer or a successor shall be duly elected and qualified, until the death of such executive officer, or until removal of such officer in the manner herein provided.

Section 4.3 Removal. Any officer or agent elected or appointed by the Board may be removed by the Board whenever, in its judgment, the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 4.4 Vacancies. A vacancy in any executive office because of death, resignation, removal, disqualification or otherwise may be filled by the Board for the unexpired portion of the term.

Section 4.5 Chairman of the Board. The Chairman of the Board, which may not be the Chief Executive Officer, shall be appointed by the affirmative vote of at least a majority of the members of the Board, unless otherwise determined by the Board. The Chairman shall preside at all meetings of the shareholders and of the Board.

Section 4.6 The Chief Executive Officer and the President. The Chief Executive Officer subject to the control of the Board shall be in general charge of the affairs of the Corporation. The Chief Executive Officer shall sign, with the other officers of the Corporation as appropriate and as authorized by the Board generally, certificates for shares of the Corporation, deeds, mortgages, bonds, contracts or other instruments whose execution the Board has authorized, except in cases where the signing and execution thereof shall be expressly delegated by the Board or Bylaws to some other officer or agent of the Corporation, or shall be required by law to be otherwise signed or executed. The President shall perform all duties incident to that office and shall serve also serve as Chief Operating Officer of the Corporation, as determined by the Board from time to time. If the Chief Executive Officer should be unable to serve, the President shall execute such duties of the Chief Executive Officer as may be appropriate and approved generally by the Board, pending return of the Chief Executive Officer to active service.

Section 4.7 Vice Presidents. From time to time, the Board may appoint one or more Vice-Presidents, with such duties as may be assigned to him or them.

Section 4.8 The Secretary. Unless the Board otherwise directs, the Secretary shall keep the minutes of the shareholders’ and directors’ meetings in one or more books provided for that purpose. The Secretary shall also see that all notices are duly given in accordance with the law and the provisions of the Bylaws; be custodian of the corporate records and the seal of the Corporation: affix the seal or direct its affixing to all documents, the execution of which on behalf of the Corporation is duly authorized; keep a list of the address of each shareholder; sign with the Chief Executive Officer certificates for shares of the Corporation, the issuance of which shall have been authorized by resolution of the Board; have charge of the stock transfer books of the Corporation; and perform all duties incident to the office of Secretary and such other duties as may be assigned by the Chief Executive Officer, the President or the Board.

Section 4.9 The Treasurer and Chief Financial Officer. Unless otherwise determined by the Board, the offices of Treasurer and Chief Financial Officer shall be served by the same person. Neither the Treasurer nor the Chief Financial Officer shall be required to give a bond for the faithful discharge of their duties. The Treasurer/Chief Financial Officer shall have charge and custody of and be responsible for all funds and Securities of the Corporation, receive and give receipts for monies due and payable to the Corporation from any source whatsoever, deposit all such monies in the name of the Corporation in such banks, trust companies or other depositories as shall be selected in accordance with the provisions of the Bylaws, and perform all the duties as from time to time may be assigned by the Chief Executive Officer, the President, or the Board. Additionally, the Treasurer/Chief Financial Officer shall have the duties associated with the chief financial officer position under federal securities laws.

Section 4.10 Other Officers. The Board may elect (or delegate to the Chairman or to the President the right to appoint) such other officers and agents as may be necessary or desirable for the business of the Corporation. Such other officers shall include one or more assistant secretaries and treasurers who shall have the power and authority to act in place of the officer to whom they are elected or appointed as an assistant in the event of the officer’s inability or unavailability to act in his official capacity.

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Section 4.11 Salaries. The salaries of the executive officers shall be fixed by the Board and no officer shall be prevented from receiving such salary by reason of the fact that such officer is also a director of the Corporation. The salaries of the assistant officers shall be fixed by the Chief Executive Officer.

Section 4.12 Standards of Conduct and Discharge of Duties. Executive officers of the Corporation shall discharge their duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner reasonably believed to be in or at least not opposed to the best interests of the Corporation. For the purposes of determining what is reasonably believed to be in or not opposed to the best interests of the Corporation, each executive officer shall consider the interests of the Corporation’s shareholders and in such officer’s discretion, may consider the interests of the Corporation’s employees, suppliers, creditors and customers, the economy of the state and nation, the impact of any action upon the communities in or near which the Corporation’s facilities or operations are located, the long-term interests of the Corporation and its shareholders, including the possibility that those interests may be best served by the independence of the Corporation, and any other factors relevant to promoting or preserving public or community interests.

ARTICLE V

CONTRACTS, LOANS, CHECKS AND DEPOSITS

Section 5.1 Contracts. The Board may authorize any officer or officers, agent or agents, to enter into any contract on behalf of the Corporation and such authority may be general or confined to specific instances.

Section 5.2 Checks, Drafts, Etc. All checks, drafts or other orders for the payment of money, notes or other evidence of indebtedness, issued in the name of the Corporation, shall be signed by such officer or officers, agent or agents, of the Corporation and in such manner as shall from time to time be determined by resolution of the Board.

Section 5.3 Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositories as the Board may select.

ARTICLE VI

CERTIFICATES FOR SECURITIES

AND THEIR TRANSFER

Section 6.1 Certificates for Securities. Certificates representing securities of the Corporation (the “Securities”) shall be in such form as shall be determined by the Board. Certificates for Securities shall state the name of the corporation, that it is organized under the laws of the State of Wyoming, the person to whom the Certificate is issued, and the number and class of shares and the designation of the series, if any, the Certificate represents. Each Certificate shall be signed by the Chief Executive Officer and by the Secretary. The signatures may be facsimiles.

A Certificate signed or impressed with the facsimile signature of an officer, who ceases by death, resignation or otherwise to be an officer of the Corporation before the certificate is delivered by the Corporation, is valid as though signed by a duly elected, qualified and authorized officer.

The name of the person to whom the Securities represented by a Certificate are issued, the number of Securities, and date of issue, shall be entered on the Security transfer books of the Corporation. All Certificates surrendered to the Corporation for transfer shall be canceled and no new Certificate shall be issued until the former Certificate for a like number of shares shall have been surrendered and canceled, except that, in case of a lost, destroyed or mutilated Certificate, a new one may be issued therefor upon such terms and indemnity to the Corporation as the Board may prescribe.

This Section 6.1 shall not prohibit the Corporation from establishing a direct registration program for electronic registry of shares pursuant to the rules of the regulatory association with supervisory authority over the market on which the Corporation’s Securities are traded.

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Section 6.2 Transfer of Securities. Transfer of Securities shall be made only on the security transfer books of the Corporation by the holder of record thereof, by the legal representative of the holder who shall furnish proper evidence of authority to transfer, or by an attorney authorized by a power of attorney, duly executed and filed with the Secretary of the Corporation, and a surrender for cancellation of the certificate for such shares. The person in whose name Securities stand on the books of the Corporation shall be deemed by the Corporation to be the owner thereof for all purposes; provided, however, that if a direct registration program is established under Section 6.1 above, the procedures therefor shall not require submission of a paper certificate.

ARTICLE VII

FISCAL YEAR

The fiscal year of the Corporation shall be determined by resolution of the Board.

ARTICLE VIII

DIVIDENDS

The Board may declare, and the Corporation may pay in cash, stock or other property, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and the Articles.

ARTICLE IX

SEAL

The Board shall provide a corporate seal, circular in form, having inscribed thereon the corporate name, the state of incorporation and the word “Seal.” The seal may be by facsimile, or engraved, embossed or printed.

ARTICLE X

WAIVER OF NOTICE

Whenever any notice is required to be given to any shareholder, director of the Corporation or member of a committee thereof under the provisions of these Bylaws or under the provisions of the Articles or under the provisions of the applicable laws of Wyoming, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before, at or after the time stated therein, shall be deemed equivalent to the giving of such notice.

ARTICLE XI

INDEMNIFICATION

Section 11.1 General. The Corporation shall indemnify to the fullest extent permitted by and in the manner permissible under the Wyoming Business Corporation Act, as amended from time to time (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), any person made, or threatened to be made, a party to any threatened, pending or completed action, suit, or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person (a) is or was a director or officer of the Corporation or any predecessor of the Corporation or (b) served any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, employee or agent at the request of the Corporation or any predecessor of the Corporation; provided, however, that except as provided in Section 11.4, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized in advance by the Board.

Section 11.2 Advancement of Expenses. The right to indemnification conferred in this Article XI shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that if required by the Wyoming Business Corporation Act, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined by a final judicial decision from which there is no right of appeal that such director or officer is not entitled to be indemnified under this Article XI or otherwise.

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Section 11.3 Procedure for Indemnification. To obtain indemnification under this Article XI, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this Section 11.3, a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows: (a) if requested by the claimant or if there are not at least two “qualified directors” (as defined in the Wyoming Business Corporation Act), by Independent Counsel (as hereinafter defined) to the extent permitted by law, or (b) by a majority vote of the qualified directors, even though less than a quorum, or by a majority vote of a committee of qualified directors designated by a majority vote of qualified directors, even though less than a quorum. If the determination cannot be made pursuant to the foregoing, the determination may be made in any other manner permitted under the Wyoming Business Corporation Act. If it is determined pursuant to this Section 11.3 that the claimant is entitled to indemnification, payment to the claimant shall be made within 10 days after such determination.

Section 11.4 Certain Remedies. If a claim under Section 11.1 is not paid in full by the Corporation within thirty (30) days after a written claim pursuant to Section 11.3 has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the reasonable expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the Wyoming Business Corporation Act for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board, Independent Counsel or shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Wyoming Business Corporation Act nor an actual determination by the Corporation (including the Board, Independent Counsel or shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 11.5 Binding Effect. If a determination shall have been made pursuant to Section 11.3 that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to Section 11.4.

Section 11.6 Validity of this Article. The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to Section 11.4 that the procedures and presumptions of this Article XI are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Article XI.

Section 11.7 Non-exclusivity, etc. The right to indemnification and to the advancement of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article XI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles, Bylaws, agreement, vote of stockholders or qualified directors or otherwise. No repeal or modification of this Article XI shall in any way diminish or adversely affect the rights of any present or former director or officer of the Corporation or any predecessor thereof hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

Section 11.8 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Wyoming Business Corporation Act.

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Section 11.9 Indemnification of Other Persons. The Corporation may grant rights to indemnification, and rights to the advancement by the Corporation of expenses incurred in defending any proceeding in advance of its final disposition, to any present or former employee or agent of the Corporation or any predecessor of the Corporation to the fullest extent of the provisions of this Article XI with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Section 11.10 Definition. For purposes of this Article XI, “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner that is experienced in matters of corporation law and shall include any such person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under this Article XI. Independent Counsel shall be selected by the Board.

ARTICLE XII

AMENDMENTS

These Bylaws may be altered, amended, repealed or replaced by new bylaws by the Board at any regular or special meeting of the Board or by the majority vote of the Corporation’s shareholders.

ARTICLE XIII

UNIFORMITY OF INTERPRETATION

AND SEVERABILITY

These Bylaws shall be so interpreted and construed as to conform to the Articles and the statutes of Wyoming or of any other state in which conformity may become necessary by reason of the qualification of the Corporation to do business in such foreign state, and where conflict between these Bylaws and the Articles or a statute has arisen or shall arise, the Bylaws shall be considered to be modified to the extent, but only to the extent, conformity shall require. If any Bylaw provision or its application shall be deemed invalid by reason of the said nonconformity, the remainder of the Bylaws shall remain operable in that the provisions set forth in the Bylaws are severable.

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